Exhibit 99.1

QTS REPORTS FOURTH QUARTER AND FULL YEAR 2019 OPERATING RESULTS

OVERLAND PARK, Kan. – February 18, 2020  – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter and Full Year GAAP & Other Highlights

	Three Months Ended			Year Ended
	December 31,			December 31,
($ in thousands except per share data)	2019		2018	2019		2018
Total revenue	$123,707		$112,337	$480,818		$450,524
Net income (loss)	$(6,102)		$6,402	$29,169		$(7,175)
Net income (loss) attributable to common stockholders	$(11,795)		$(569)	$883		$(21,126)
Net income (loss) per share attributable to basic common shares (1)	$(0.24)		$(0.02)	$(0.13)		$(0.44)
Net income (loss) per share attributable to diluted common shares (1)	$(0.24)		$(0.02)	$(0.13)		$(0.44)
FFO available to common stockholders & OP unit holders	$43,562	(2)	$34,997	$160,476	(2)	$112,278

(1)	Basic and diluted net income (loss) per share were calculated using the two-class method.
(2)	Includes QTS’s pro rata share of results from its unconsolidated entity.

Additional Fourth Quarter and Full Year Highlights

Note: Prior period 2018 metrics represent results of the Core business only. See the ‘Definitions’ section for a more detailed description of the Core business.

•

Recognized total consolidated revenues of $123.7 million and $480.8 million for the quarter and year ended December 31, 2019, respectively, an increase of 10.1% and 6.7% compared to the same periods in 2018. In addition, total consolidated revenue recognized for the quarter and year ended December 31, 2019 increased 10.2% and 13.7%, respectively, compared to total consolidated Core revenue for the same periods in 2018. Total consolidated revenues do not include QTS’ pro rata share of revenue attributable to its unconsolidated joint venture of $1.9 million and $4.8 million for the quarter and year ended December 31, 2019, respectively.

•

Reported Adjusted EBITDA of $66.3 million and $250.4 million for the quarter and year ended December 31, 2019, respectively, an increase of 11.8% and 14.8%  compared to Core Adjusted EBITDA of $59.3 million and $218.1 million for the same periods in 2018.

•

Reported Operating FFO available to common stockholders and OP unit holders of $45.7 million and $165.7 million for the quarter and year ended December 31, 2019, respectively, an increase of 14.1% and 11.0%  compared to Core Operating FFO available to common stockholders and OP unit holders of $40.1 million and $149.3 million for the same periods in 2018.

•

Reported Operating FFO per fully diluted share of $0.69 for the quarter ended December 31, 2019, compared to Core Operating FFO per fully diluted share of $0.69 in the same period of 2018. Reported Operating FFO per fully diluted share of $2.63 for the year ended December 31, 2019, compared to Core Operating FFO per fully diluted share of $2.57 in the same period of 2018.

•

Signed new and modified renewal leases during the fourth quarter of 2019 aggregating to $27.7 million of incremental annualized rent, net of downgrades, representing the highest quarterly performance in Company history.

•	Reported a Company record high annualized booked-not-billed monthly recurring revenue (“MRR”) balance of $93.1 million as of December 31, 2019 compared to $79.8 million as of September 30, 2019.
•

Through QTS’ March 2019 forward equity offering and incremental common stock issued on a forward basis through its “at-the-market” (“ATM”) equity offering program,  the Company currently has access to approximately $220 million of undrawn net proceeds through sales of the aforementioned forward stock.

1 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

“2019 represented another year of strong execution for QTS highlighted by a record-setting leasing performance in both the fourth quarter and full-year. We were pleased to close out 2019 with a $93 million booked-not-billed backlog which provides solid momentum and visibility into another year of strong growth in 2020,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “Our focus at QTS remains on delivering consistent financial performance over both the near- and long-term while enabling the continued growth of our target hyperscale, hybrid colocation and federal customers. Through our broad footprint of cost-advantaged infrastructure, software-defined platform and leadership position in sustainability initiatives, QTS is strategically positioned to drive continued growth and stockholder value creation.”

Financial Results

Quarterly Results

QTS recognized  a net loss of $6.1 million in the fourth quarter of 2019, compared to net income of $6.4 million recognized in the fourth quarter of 2018.  Net loss attributable to common stockholders recognized in the fourth quarter of 2019 was $11.8 million ($0.24 net loss per basic and diluted common share), compared to net loss attributable to common stockholders of $0.6 million ($0.02 net loss per basic and diluted common share) recognized in the fourth quarter of 2018. The change in net income (loss) and net income (loss) attributable to common stockholders was primarily driven by a $14.0 million impairment loss in the fourth quarter of 2019 related to the Company’s write-down of certain data center assets and equipment in one of its Dulles, Virginia data centers. The Dulles campus has two data center buildings and the Company is currently relocating customers from the smaller and older facility to the newer facility in an effort to optimize its operating cost structure.

QTS generated total revenues of $123.7 million in the fourth quarter of 2019,  an increase of 10.1% compared to total Core revenue of $112.3 million in the fourth quarter of 2018.  MRR as of December 31, 2019 was $34.0 million compared to Core MRR as of December 31, 2018 of $31.1 million.

QTS generated $66.3 million of Adjusted EBITDA in the fourth quarter of 2019,  an increase of 11.8% compared to Core Adjusted EBITDA of $59.3 million for the fourth quarter of 2018.

Additionally, QTS generated Operating FFO available to common stockholders and OP unit holders of $45.7 million in the fourth quarter of 2019, an increase of 14.1% compared to Core Operating FFO available to common stockholders and OP unit holders of $40.1 million in the fourth quarter of 2018.

Operating FFO per fully diluted share was $0.69 in the  fourth quarter of 2019, compared to Core Operating FFO per fully diluted share of $0.69 in the fourth quarter of 2018.

2019 Results

QTS recognized net income of $29.2 million for the year ended December 31, 2019, compared to net loss of $7.2 million recognized for the year ended December 31, 2018. Net income attributable to common stockholders recognized for the year ended December 31, 2019 was $0.9 million ($0.13 net loss per basic and diluted common share), compared to net loss attributable to common stockholders of $21.1 million ($0.44 net loss per basic and diluted common share) recognized for the year ended December 31, 2018. The change in net income (loss) and net income (loss) attributable to common stockholders was primarily driven by a reduction in restructuring expenses of approximately $37.9 million related to costs incurred in the prior year associated with the Company’s strategic growth plan as well as $14.8 million of gain on sale of real estate recognized in the current year primarily associated with the Company’s assets that were contributed to a joint venture, partially offset by the aforementioned $14.0 million impairment loss in the fourth quarter of 2019.

QTS generated total revenues of $480.8 million during the year ended December 31, 2019, an increase of 13.7% compared to total Core revenue of $422.8 million during the year ended December 31, 2018.

QTS generated $250.4 million of Adjusted EBITDA during the year ended December 31, 2019, an increase of 14.8% compared to Core Adjusted EBITDA of $218.1 million during the year ended December 31, 2018.

Additionally, QTS generated Operating FFO available to common stockholders and OP unit holders of $165.7 million during the year ended December 31, 2019, an increase of 11.0% compared to Core Operating FFO available to common stockholders and OP unit holders of $149.3 million during the year ended December 31, 2018.

2 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Operating FFO per fully diluted share was $2.63 for the year ended December 31, 2019, compared to Core Operating FFO per fully diluted share of $2.57 for the year ended December 31, 2018.

Leasing Activity

During the quarter and year ended December 31, 2019, QTS entered into new and modified renewal leases aggregating to $27.7 million and $76.1 million, respectively, of incremental annualized rent. The Company’s fourth quarter leasing performance was the highest in Company history and primarily driven by continued momentum in the Company’s hyperscale business, highlighted by an existing hyperscale tenant’s expansion into a 12 megawatt deployment in QTS’ Atlanta-Metro campus, as well as consistent performance in the hybrid colocation product vertical.

During the quarter and year ended December 31, 2019,  QTS renewed leases with total annualized rent of $11.5 million and $62.8 million at an average rent per square foot of $777 and $673, respectively, which was 2.2% lower and 1.0% higher than the annualized rent prior to their respective renewals. The decline in the renewal rate of 2.2% for the quarter ended December 31, 2019 was largely due to one customer’s change in power density upon renewal. Excluding this customer lease from the renewal base, QTS’ renewal rates on a per square foot basis would have represented a 2.7% increase relative to pre-renewal rates. There is variability in the Company’s renewal rates based on the mix of product types renewed, and renewal rates are generally expected to increase in the low to mid-single digits as compared to pre-renewal pricing.

As part of its continued focus on operational efficiency, during the quarter ended December 31, 2019 the Company exited two non-strategic, leased facilities in Hong Kong and London. The two leased facilities were subscale with below average profitability and presented a limited path for incremental growth. Proactive management of the Company’s strategy in these facilities is consistent with the Company’s constant effort to evaluate its platform for opportunities to enhance operating efficiency. Rental Churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 1.7% for the three months ended December 31, 2019,  and 5.2% for the year ended December 31, 2019, which includes the intentional customer churn associated with the Company’s deliberate strategy to exit these non-strategic leased facilities. Excluding the impact related to the exit of these facilities, rental churn would have been approximately 0.8% for the fourth quarter of 2019, and 4.3% for the year ended December 31, 2019.

As of December 31, 2019, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of December 31, 2019)  was the highest in Company history and represented $7.8 million, or $93.1 million of annualized rent, and compares to $6.6 million, or $79.8 million of annualized rent at September 30, 2019.  The booked-not-billed balance is expected to contribute an incremental $24.0 million to MRR in 2020 (representing $41.5 million in annualized MRR), an incremental $22.5 million in 2021 (representing $32.5 million in annualized MRR), and an incremental $19.0 million in annualized MRR thereafter.

Development

During the quarter ended December 31, 2019, the Company brought online approximately nine megawatts of gross power and approximately 62,000 net rentable square feet (“NRSF”) of raised floor and customer specific capital at its Ashburn, Chicago, Irving, Santa Clara and Piscataway facilities at an aggregate cost of approximately $74.0 million. During the year ended December 31, 2019, the Company brought online approximately 28 megawatts of gross power and approximately 177,000 NRSF of raised floor and customer specific capital at its Ashburn, Chicago, Irving, Piscataway, Atlanta-Metro, Fort Worth and Santa Clara facilities at an aggregate cost of approximately $202.0  million. Additionally, during the fourth quarter of 2019, the Company sold certain land improvements near its Atlanta-Metro facility and entered into an underlying ground lease and services agreement with the buyer.

During the fourth quarter of 2019,  the Company’s significant development activity continued at the Ashburn, Atlanta-Metro, Hillsboro, Fort Worth, Irving, Chicago and Piscataway facilities to have space ready for customers in 2020 and forward. The Company expects to bring an additional 167,000 raised floor NRSF into service in 2020 at an aggregate cost of approximately $437  million, of which $243 million has already been spent as of December 31, 2019.

Balance Sheet and Liquidity

As of December 31, 2019, the Company’s total net indebtedness, inclusive of its pro rata share of joint venture net debt, was approximately $1.5 billion, resulting in a net debt to annualized Adjusted EBITDA of 5.6x.  The Company’s leverage ratio pro forma for the effects of cash expected to be received upon the full physical settlement of, and issuance of, 4.6 million shares of common stock pursuant to forward equity sales described below, assuming such proceeds were used to repay a portion of the Company’s outstanding debt, is approximately 4.8x. The Company expects to use proceeds from these forward equity agreements to fund future capital expenditures.

3 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

In September 2019 the Company settled a portion of the forward sale entered into in the first quarter of 2019 by issuing 2.8 million shares of common stock for net proceeds of approximately $110 million, which was used to repay amounts outstanding under its revolving credit facility. Following this partial settlement, the Company has approximately $36 million of proceeds remaining available under this forward sale, which it expects to physically settle prior to March 31, 2020.

In June 2019, the Company established a new “at-the-market” (“ATM”) equity offering program pursuant to which the Company may issue, from time to time, up to $400 million of its Class A common stock, which may include shares to be issued on a forward basis.  Pursuant to this ATM program,  through the date of this report the Company sold on a forward basis approximately 3.6 million shares of QTS’ Class A common stock at an average of approximately $52 per share, representing available proceeds upon physical settlement of approximately $184 million. The Company expects to physically settle (by delivering shares of common stock) these forward sales prior to their first anniversary date. When combined with the approximately $36 million of proceeds remaining available under the forward sale entered into in the first quarter of 2019, the Company currently has access to approximately $220 million of net proceeds through forward stock sales.

During the fourth quarter of 2019, the Company amended its unsecured credit facility with extended and expanded terms. The amended unsecured credit facility has a total capacity of $1.7 billion and includes a $225 million term loan which matures in December 2024, a $225 million term loan which matures in April 2025, a third term loan for $250 million which matures in October 2026 and a $1.0 billion revolving portion of the credit facility which matures in December 2023, with a one year extension option. Interest rates can vary based on leverage levels. The interest rate as of December 31, 2019 is LIBOR plus 1.20% on both $225 million term loans, LIBOR plus 1.50% on the seven year $250 million term loan and LIBOR plus 1.25% for the revolving portion of the credit facility. The pricing on the two $225 million term loans and the revolving portion of the credit facility represents a 10 basis point reduction from the interest rate on QTS’ credit facility prior to the amendment. The amended unsecured credit facility also provides for borrowing capacity of up to $300 million in various foreign currencies, and a $500 million accordion feature to increase the credit facility up to $2.2 billion, subject to certain conditions, including consent of the agent and obtaining additional loan commitments.

As of December 31, 2019, the Company had total available liquidity of approximately $695 million which was comprised of $679 million of available capacity under the Company’s unsecured revolving credit facility and approximately $16 million of cash and cash equivalents. Pro forma for approximately $220 million of available proceeds at the Company’s election to physically settle the aforementioned forward equity sales, the Company’s total available liquidity is approximately $915 million.

2020 Guidance

	2019 Actuals	2020 Guidance
($ in millions except per share amounts)		Low	High
Revenue	$480.8	$523	$537
Adjusted EBITDA	$250.4	$275	$285
Operating FFO per fully diluted share	$2.63	$2.69	$2.83

The Company’s 2020 guidance assumes rental churn for the full year of between 3% and 6%. In addition, for the full-year 2020, QTS expects to spend between $550 million and $600 million in cash capital expenditures, excluding any acquisitions. The Company’s 2020 capital expenditure guidance includes its proportionate share of cash capital expenditures associated with the unconsolidated joint venture.

The Company’s 2020 guidance includes the effects of the Company’s joint venture, which is reflected as an unconsolidated joint venture on QTS’ reported financial statements. Consistent with GAAP accounting standards, revenue from the unconsolidated joint venture is not included in QTS’ reported consolidated GAAP financial statements. Also consistent with NAREIT-defined standards, QTS includes its proportionate ownership of non-GAAP measures such as EBITDAre and FFO from the joint venture in its reported EBITDAre and FFO results, respectively.

QTS does not provide reconciliations for the non-GAAP financial measures included in its guidance provided above due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that could be made for restructuring costs, transaction costs, lease exit costs, asset impairments and gain (loss) on disposals and other charges as those amounts are subject to significant variability based on future transactions that are not yet known, the amount of which, based on historical experience, could be significant.

4 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Definitions

Core. The Core business consists primarily of the Company’s hyperscale and hybrid colocation business, along with technology and services revenue from the Company’s cloud and managed services business that supports hyperscale and hybrid colocation customers. Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Core business for the applicable period following the Company’s announcement of its strategic growth plan in the first quarter of 2018. The Company exited its “Non-Core” business (i.e., business other than the Core business) over the course of 2018, ending in the fourth quarter of 2018.

Non-Core. Non-Core represents the portion of the Company’s business that the Company exited in accordance with its strategic growth plan announced in the first quarter of 2018 and completed in the fourth quarter of 2018. The Non-Core business consisted of certain products and services within the Company’s cloud and managed services business, primarily managed hosting, as well as colocation revenue attached to certain customers in the managed services business. Non-Core financial measures and operating statistics represent the financial results or operating statistics, as applicable, of the Company’s Non-Core business for the applicable period.

Conference Call Details

The Company will host a conference call and webcast on February 19, 2020, at 8:30 a.m. Eastern time (7:30 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 2850077# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website  (www.qtsdatacenters.com) under the Investors tab.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of data center solutions across a diverse footprint spanning more than 6 million square feet of owned data center space throughout primarily North America and Europe. Through its software-defined technology platform, QTS is able to deliver secure, compliant infrastructure solutions, robust connectivity and premium customer service to leading hyperscale technology companies, enterprises, and government entities. QTS owns, operates or manages 24 data centers and supports more than 1,200 customers primarily in North America and Europe.

QTS Investor Relations Contact

Stephen Douglas – EVP – Finance

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, liquidity, portfolio performance, results of operations, anticipated growth in our funds from operations and anticipated market conditions contain forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

5 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; obsolescence or reduction in marketability of our infrastructure due to changing industry demands; global, national and local economic conditions;  risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; decreased rental rates or increased vacancy rates; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates; and limitations inherent in our current and any future joint venture investments, such as lack of sole decision-making authority and reliance on our partners' financial condition.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and other periodic reports the Company files with the Securities and Exchange Commission.

6 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(unaudited and in thousands except shares data)

	December 31,	December 31,
	2019 (1)	2018 (1)
ASSETS
Real Estate Assets
Land	$130,605	$105,541
Buildings, improvements and equipment	2,172,838	1,917,251
Less: Accumulated depreciation	(554,993)	(467,644)
	1,748,450	1,555,148
Construction in progress (2)	914,167	790,064
Real Estate Assets, net	2,662,617	2,345,212
Investments in unconsolidated entity	30,218	—
Operating lease right-of-use assets, net	57,141	—
Cash and cash equivalents	15,653	11,759
Rents and other receivables, net	81,181	55,093
Acquired intangibles, net	81,679	95,451
Deferred costs, net (3) (4)	52,363	45,096
Prepaid expenses	10,586	6,822
Goodwill	173,843	173,843
Assets held for sale	—	71,800
Other assets, net (5)	55,756	56,893
TOTAL ASSETS	$3,221,037	$2,861,969
LIABILITIES
Unsecured credit facility, net (4)	$1,010,640	$945,657
Senior notes, net of debt issuance costs (4)	395,549	394,786
Finance leases and mortgage notes payable	46,876	4,674
Operating lease liabilities	64,416	—
Accounts payable and accrued liabilities	142,547	99,166
Dividends and distributions payable	34,500	29,633
Advance rents, security deposits and other liabilities	18,027	29,709
Derivative liabilities	26,609	2,970
Liabilities held for sale	—	24,349
Deferred income taxes	749	1,097
Deferred income	39,169	33,241
TOTAL LIABILITIES	1,779,082	1,565,282
EQUITY
7.125% Series A cumulative redeemable perpetual preferred stock: $0.01 par value (liquidation preference $25.00 per share), 4,600,000 shares authorized, 4,280,000 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively (6)	103,212	103,212
6.50% Series B cumulative convertible perpetual preferred stock: $0.01 par value (liquidation preference $100.00 per share), 3,162,500 shares authorized, issued and outstanding as of December 31, 2019 and December 31, 2018, respectively (7)	304,223	304,265
Common stock: $0.01 par value, 450,133,000 shares authorized, 58,227,523 and 51,123,417 shares issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	582	511
Additional paid-in capital	1,330,433	1,062,473
Accumulated other comprehensive income (loss)	(24,642)	2,073
Accumulated dividends in excess of earnings	(378,230)	(278,548)
Total stockholders’ equity	1,335,578	1,193,986
Noncontrolling interests	106,377	102,701
TOTAL EQUITY	1,441,955	1,296,687
TOTAL LIABILITIES AND EQUITY	$3,221,037	$2,861,969

(1)

The balance sheet at December 31, 2019 and December 31, 2018, has been derived from the consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)

As of December 31, 2019, construction in progress included $199.4 million related to land acquisitions whereby the initiation of development activities has begun to prepare the property for its intended use.

(3)

As of December 31, 2019 and December 31, 2018, deferred costs, net included $8.0 million and $7.7 million of deferred financing costs net of amortization, respectively, and $44.3 million and $37.4 million of deferred leasing costs net of amortization, respectively.

(4)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $10.8 million and $11.6 million at December 31, 2019 and December 31, 2018, respectively, have been netted against the related debt liability line items for both periods presented.

(5)

As of December 31, 2019 and December 31, 2018, other assets, net included $52.6 million and $48.8 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

(6)	As of December 31, 2019, the total liquidation preference of the Series A Preferred Stock was $107.0 million, calculated as $25.00 liquidation preference per share times 4,280,000 shares outstanding.
(7)	As of December 31, 2019, the total liquidation preference of the Series B Preferred Stock was $316.3 million, calculated as $100.00 liquidation preference per share times 3,162,500 shares outstanding.

7 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018 (1)	2019	2018 (1)
Revenues:
Rental (2)	$119,282	$121,475	$107,846	$465,123	$413,620
Other (3)	4,425	3,780	4,491	15,695	36,904
Total revenues	123,707	125,255	112,337	480,818	450,524
Operating expenses:
Property operating costs	38,645	44,730	35,721	156,048	148,236
Real estate taxes and insurance	4,068	3,713	3,297	14,503	12,193
Depreciation and amortization	45,161	42,875	38,258	168,305	149,891
General and administrative (4)	20,866	19,504	17,670	80,385	80,857
Transaction, integration and impairment costs (5)	14,606	827	269	17,686	2,743
Restructuring	—	—	4,246	—	37,943
Total operating expenses	123,346	111,649	99,461	436,927	431,863
Gain on sale of real estate, net	1,361	—	—	14,769	—
Operating income	1,722	13,606	12,876	58,660	18,661
Other income and expense:
Interest income	8	22	58	111	150
Interest expense	(6,264)	(6,724)	(6,050)	(26,593)	(28,749)
Debt restructuring costs	(1,523)	—	(605)	(1,523)	(605)
Other income (expense)	(380)	370	—	(50)	—
Equity in net loss of unconsolidated entity	(481)	(317)	—	(1,473)	—
Income (loss) before taxes	(6,918)	6,957	6,279	29,132	(10,543)
Tax benefit (expense) of taxable REIT subsidiaries	816	(369)	123	37	3,368
Net income (loss)	(6,102)	6,588	6,402	29,169	(7,175)
Net (income) loss attributable to noncontrolling interests (6)	1,352	49	74	(106)	2,715
Net income (loss) attributable to QTS Realty Trust, Inc.	$(4,750)	$6,637	$6,476	$29,063	$(4,460)
Preferred stock dividends	(7,045)	(7,045)	(7,045)	(28,180)	(16,666)
Net income (loss) attributable to common stockholders	$(11,795)	$(408)	$(569)	$883	$(21,126)

Net loss per share attributable to common shares:
Basic (7)	$(0.24)	$(0.05)	$(0.02)	$(0.13)	$(0.44)
Diluted (7)	(0.24)	(0.05)	(0.02)	(0.13)	(0.44)

(1)

Pursuant to the Company’s adoption of ASC 842 “Leases” on January 1, 2019, historical revenue categories have been reclassified to conform to current presentation of two categories. The new categories incorporate a reclassification of straight line rent from the “Other” line item into the “Rental” line item, a reclassification of “Recoveries from Customers” from its own line item into the “Rental” line item and a combination of the “Cloud and managed services” and “Other” line items into a single “Other” line item.

(2)

Represents lease revenue, inclusive of recoveries from customers as well as straight line rent. Recoveries from customers was $14.0 million, $17.6 million, and $11.6 million for the three months ended December 31, 2019,  September 30, 2019, and December 31, 2018, respectively, and $55.0 million and $45.4 million for the years ended December 31, 2019 and 2018, respectively. Straight line rent was $3.3 million, $2.3 million and $2.1 million for the three months ended December 31, 2019,  September 30, 2019 and December 31, 2018, respectively, and $8.1 million and $7.4 million for the years ended December 31, 2019 and 2018, respectively.

(3)	Includes revenue from managed services, sales of scrap metals and other unused materials and various other revenue items.
(4)

Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 16.9%,  15.6%, and 15.7% of total revenues for the three months ended December 31, 2019,  September 30, 2019 and December 31, 2018, respectively, and 16.7% million and 17.9% million for the years ended December 31, 2019 and 2018, respectively.

(5)

Includes $14.0 million of impairment costs related to the Company’s write-down of certain data center assets and equipment in one of its Dulles, VA data centers. The Dulles campus has two data center buildings and the Company is currently relocating customers from the smaller and older facility to the newer facility in an effort to optimize its operating cost structure.

(6)

The weighted average noncontrolling ownership interest of QualityTech, LP was 10.3%,  10.7% and 11.5% for the three months ended December 31, 2019,  September 30, 2019 and December 31, 2018, respectively, and 10.7% and 11.5%  for the years ended December 31, 2019 and 2018, respectively.

(7)	Basic and diluted net income (loss) per share were calculated using the two-class method.

8 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Consolidated Statements of Comprehensive Income

(unaudited and in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Net income (loss)	$(6,102)	$6,588	$6,402	$29,169	$(7,175)
Other comprehensive income (loss):
Foreign currency translation adjustment gain (loss)	394	(426)	—	34	—
Increase (decrease) in fair value of derivative contracts	4,349	(5,733)	(9,079)	(29,843)	895
Reclassification of other comprehensive income to utilities expense	262	218	—	749	—
Reclassification of other comprehensive income to interest expense	169	(235)	(300)	(1,031)	110
Comprehensive income (loss)	(928)	412	(2,977)	(922)	(6,170)
Comprehensive (income) loss attributable to noncontrolling interests	95	(22)	343	99	711
Comprehensive income (loss) attributable to QTS Realty Trust, Inc.	$(833)	$390	$(2,634)	$(823)	$(5,459)

9 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

FFO, Operating FFO, and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciable real estate related to its primary business, impairment write-downs of depreciable real estate related to its primary business, real estate-related depreciation and amortization and similar adjustments for unconsolidated entities. To the extent the Company incurs gains or losses from the sale of assets that are incidental to its primary business, or incurs impairment write-downs associated with assets that are incidental to its primary business, it includes such charges in its calculation of FFO. The Company’s management uses FFO as a supplemental operating performance measure because, in excluding real estate-related depreciation and amortization, impairment write-downs of depreciable real estate and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating funds from operations (“Operating FFO”). Operating FFO is a non-GAAP measure that is used as a supplemental operating measure and to provide additional information to users of the financial statements. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.

Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) is a non-GAAP measure that is used as a  supplemental operating measure and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non-real estate depreciation and amortization, straight line rent adjustments, income taxes, non-cash compensation and similar adjustments for unconsolidated entities.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies who do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

For periods in 2018, Core FFO, Core Operating FFO and Adjusted Core Operating FFO represent FFO, Operating FFO and Adjusted Operating FFO of the Company’s Core business, respectively, and are used as supplemental performance measures because they reflect results of the portion of the business the Company retained following completion of the strategic growth plan.

10 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

A reconciliation of net income (loss) to FFO, Operating FFO and Adjusted Operating FFO on a consolidated, Core and non-Core basis is presented below  (unaudited and in thousands):

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	Total	Total	Core	Non-Core	Total
FFO
Net income (loss)	$(6,102)	$6,588	$10,474	$(4,072)	$6,402
Equity in net loss of unconsolidated entity	481	317	—	—	—
Real estate depreciation and amortization	41,947	39,969	35,640	—	35,640
Impairments of depreciated property	13,957	—	—	—	—
Pro rata share of FFO from unconsolidated entity	324	369	—	—	—
FFO (1)	50,607	47,243	46,114	(4,072)	42,042
Preferred stock dividends	(7,045)	(7,045)	(7,045)	—	(7,045)
FFO available to common stockholders & OP unit holders	43,562	40,198	39,069	(4,072)	34,997

Debt restructuring costs	1,523	—	605	—	605
Restructuring costs	—	—	138	4,108	4,246
Transaction and integration costs	649	827	269	—	269
Tax benefit associated with restructuring, transaction and integration costs	—	—	—	(161)	(161)
Operating FFO available to common stockholders & OP unit holders (2)	45,734	41,025	40,081	(125)	39,956

Maintenance capital expenditures	(910)	(381)	(1,460)	—	(1,460)
Leasing commissions paid	(10,757)	(7,302)	(5,204)	—	(5,204)
Amortization of deferred financing costs and bond discount	982	978	974	—	974
Non real estate depreciation and amortization	3,214	2,906	2,619	—	2,619
Straight line rent revenue and expense and other	(3,243)	(2,278)	(1,958)	6	(1,952)
Tax expense (benefit) from operating results	(816)	369	38	—	38
Equity-based compensation expense	4,360	4,456	3,531	—	3,531
Similar adjustments for unconsolidated entity	75	63	—	—	—
Adjusted Operating FFO available to common stockholders & OP unit holders (2)	$38,639	$39,836	$38,621	$(119)	$38,502

(1)

FFO for the three months ended December 31, 2019 includes a $1.4 million gain on sale of real estate related to certain assets considered incidental to our primary business and were included in the “Gain on sale of real estate, net” line item of the consolidated statement of operations. FFO for the three months ended December 31, 2018, includes $1.3 million of impairment losses related to certain non-real estate product related assets that were considered incidental to our primary business and were included in the “Restructuring” line item of the consolidated statement of operations. No gains, losses or impairment write-downs associated with assets incidental to our primary business were incurred during the three months ended September 30, 2019.

(2)

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

11 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

	Year Ended
	December 31, 2019	December 31, 2018
	Total	Core	Non-Core	Total
FFO
Net income (loss)	$29,169	$28,530	$(35,705)	$(7,175)
Equity in net loss of unconsolidated entity	1,473	—	—	—
Real estate depreciation and amortization	156,387	133,948	2,171	136,119
Gain on sale of real estate, net	(13,408)	—	—	—
Impairments of depreciated property	13,957	—	—	—
Pro rata share of FFO from unconsolidated entity	1,078	—	—	—
FFO (1)	188,656	162,478	(33,534)	128,944
Preferred stock dividends	(28,180)	(16,666)	—	(16,666)
FFO available to common stockholders & OP unit holders	160,476	145,812	(33,534)	112,278

Debt restructuring costs	1,523	605	—	605
Restructuring costs	—	138	37,805	37,943
Transaction and integration costs	3,729	2,743	—	2,743
Tax benefit associated with restructuring, transaction and integration costs	—	—	(2,408)	(2,408)
Operating FFO available to common stockholders & OP unit holders (2)	165,728	149,298	1,863	151,161

Maintenance capital expenditures	(4,233)	(6,662)	—	(6,662)
Leasing commissions paid	(31,102)	(23,855)	(391)	(24,246)
Amortization of deferred financing costs and bond discount	3,917	3,856	—	3,856
Non real estate depreciation and amortization	11,918	9,577	4,195	13,772
Straight line rent revenue and expense and other	(7,922)	(6,780)	10	(6,770)
Tax benefit from operating results	(37)	(960)	—	(960)
Equity-based compensation expense	16,412	14,972	—	14,972
Similar adjustments for unconsolidated entity	118	—	—	—
Adjusted Operating FFO available to common stockholders & OP unit holders (2)	$154,799	$139,446	$5,677	$145,123

(1)

FFO for the year ended December 31, 2019 includes a $1.4 million gain on sale of real estate related to certain assets considered incidental to our primary business and were included in the “Gain on sale of real estate, net” line item of the consolidated statement of operations. FFO for the year ended December 31, 2018 includes $15.8 million of impairment losses related to certain non-real estate product related assets that were considered incidental to our primary business and were included in the “Restructuring” line item of the consolidated statement of operations.

(2)

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

12 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate  (EBITDAre) and Adjusted EBITDA

The Company calculates EBITDAre in accordance with the standards established by NAREIT.  EBITDAre represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of depreciated property related to its primary business, income tax expense (or benefit), interest expense, depreciation and amortization, impairments of depreciated property and unconsolidated entities related to its primary business, and similar adjustments for unconsolidated entities. The Company’s management uses EBITDAre as a supplemental performance measure because it provides performance measures that, when compared year over year, captures the performance of the Company’s operations by removing the impact of capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its operating performance, management computes an adjusted measure of EBITDAre, which the Company refers to as Adjusted EBITDA. The Company generally calculates Adjusted EBITDA excluding certain non-routine charges, write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, restructuring costs, and transaction and integration costs, as well as the Company’s pro-rata share of each of those respective expenses associated with the unconsolidated entity aggregated into one line item categorized as “Adjustments for the unconsolidated entity.” In addition, the Company calculates Adjusted EBITDA excluding certain non-cash recurring costs such as equity-based compensation. The Company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Adjusted EBITDA on a comparable basis, between REITs.

Management uses EBITDAre and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDAre or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDAre and Adjusted EBITDA may not be comparable to others. EBITDAre and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

For periods in 2018, Core EBITDAre and Core Adjusted EBITDA are used as supplemental performance measures because they reflect results of the portion of the business of the Company retained following completion of the strategic growth plan.

A reconciliation of net income (loss) to EBITDAre and Adjusted EBITDA on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	Total	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$(6,102)	$6,588	$10,474	$(4,072)	$6,402
Equity in net loss of unconsolidated entity	481	317	—	—	—
Interest income	(8)	(22)	(58)	—	(58)
Interest expense	6,264	6,724	6,050	—	6,050
Tax expense (benefit) of taxable REIT subsidiaries	(816)	369	38	(161)	(123)
Depreciation and amortization	45,161	42,875	38,259	—	38,259
Gain on disposition of depreciated property	—	—	—	(135)	(135)
Impairments of depreciated property	13,957	—	—	1,423	1,423
Pro rata share of EBITDAre from unconsolidated entity	830	867	—	—	—
EBITDAre (1)	$59,767	$57,718	$54,763	$(2,945)	$51,818

Debt restructuring costs	1,523	—	605	—	605
Equity-based compensation expense	4,360	4,456	3,531	—	3,531
Restructuring costs	—	—	138	2,820	2,958
Transaction and integration costs	649	827	269	—	269
Adjusted EBITDA	$66,299	$63,001	$59,306	$(125)	$59,181

(1)

EBITDAre for the three months ended December 31, 2019 includes a $1.4 million gain on sale of real estate related to certain assets considered incidental to our primary business and were included in the “Gain on sale of real estate, net” line item of the consolidated statement of operations. No gains, losses or impairment write-downs associated with assets incidental to our primary business were included in EBITDAre during the three months ended September 30, 2019 and December 31, 2018, respectively.

13 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

	Year Ended
	December 31, 2019	December 31, 2018
	Total	Core	Non-Core	Total
EBITDAre and Adjusted EBITDA
Net income (loss)	$29,169	$28,530	$(35,705)	$(7,175)
Equity in net loss of unconsolidated entity	1,473	—	—	—
Interest income	(111)	(150)	—	(150)
Interest expense	26,593	28,736	13	28,749
Tax benefit of taxable REIT subsidiaries	(37)	(960)	(2,408)	(3,368)
Depreciation and amortization	168,305	143,525	6,366	149,891
(Gain) loss on disposition of depreciated property	(13,408)	—	6,994	6,994
Impairments of depreciated property	13,957	—	8,842	8,842
Pro rata share of EBITDAre from unconsolidated entity	2,775	—	—	—
EBITDAre (1)	$228,716	$199,681	$(15,898)	$183,783

Debt restructuring costs	1,523	605	—	605
Equity-based compensation expense	16,412	14,972	—	14,972
Restructuring costs	—	138	21,969	22,107
Transaction and integration costs	3,729	2,743	—	2,743
Adjusted EBITDA	$250,380	$218,139	$6,071	$224,210

(1)

EBITDAre for the year ended December 31, 2019 includes a $1.4 million gain on sale of real estate related to certain assets considered incidental to our primary business and were included in the “Gain on sale of real estate, net” line item of the consolidated statement of operations. No gains, losses or impairment write-downs associated with assets incidental to our primary business were included in EBITDAre for the year ended December 31, 2018.

14 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, other (income) expense, debt restructuring costs, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs, general and administrative expenses and similar adjustments for unconsolidated entities.  The Company allocates a management fee charge of 4% of cash revenues for all facilities as a property operating cost and a corresponding reduction to general and administrative expense to cover the day-to-day administrative costs to operate our data centers. The management fee charge is reflected as a reduction to net operating income.

Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income (loss) as computed in accordance with GAAP.

For periods in 2018, Core NOI is used as a supplemental performance measure because it reflects results of the portion of the business the Company retained following completion of the strategic growth plan.

A reconciliation of net income (loss) to NOI on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	Total	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$(6,102)	$6,588	$10,474	$(4,072)	$6,402
Equity in net loss of unconsolidated entity	481	317	—	—	—
Interest income	(8)	(22)	(58)	—	(58)
Interest expense	6,264	6,724	6,050	—	6,050
Depreciation and amortization	45,161	42,875	38,259	—	38,259
Debt restructuring costs	1,523	—	605	—	605
Other (income) expense	380	(370)	—	—	—
Tax expense (benefit) of taxable REIT subsidiaries	(816)	369	38	(161)	(123)
Transaction, integration and impairment costs	14,606	827	269	—	269
General and administrative expenses	20,866	19,504	17,551	118	17,669
Gain on sale of real estate, net	(1,361)	—	—	—	—
Restructuring	—	—	138	4,108	4,246
NOI from consolidated operations (1)	$80,994	$76,812	$73,326	$(7)	$73,319
Pro rata share of NOI from unconsolidated entity	841	872	—	—	—
Total NOI (1)	$81,835	$77,684	$73,326	$(7)	$73,319

(1)

Includes facility level general and administrative allocation charges of 4% of cash revenue for all facilities.  These allocated charges aggregated to $4.7 million, $4.8 million and $5.1 million for the three months ended December 31, 2019,  September 30, 2019 and December 31, 2018, respectively.

15 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

	Year Ended
	December 31, 2019	December 31, 2018
	Total	Core	Non-Core	Total
Net Operating Income (NOI)
Net income (loss)	$29,169	$28,530	$(35,705)	$(7,175)
Equity in net loss of unconsolidated entity	1,473	—	—	—
Interest income	(111)	(150)	—	(150)
Interest expense	26,593	28,736	13	28,749
Depreciation and amortization	168,305	143,525	6,366	149,891
Debt restructuring costs	1,523	605	—	605
Other expense	50	—	—	—
Tax benefit of taxable REIT subsidiaries	(37)	(960)	(2,408)	(3,368)
Transaction, integration and impairment costs	17,686	2,743	—	2,743
General and administrative expenses	80,385	71,401	9,456	80,857
Gain on sale of real estate, net	(14,769)	—	—	—
Restructuring	—	138	37,805	37,943
NOI from consolidated operations (1)	$310,267	$274,568	$15,527	$290,095
Pro rata share of NOI from unconsolidated entity	2,789	—	—	—
Total NOI (1)	$313,056	$274,568	$15,527	$290,095

(1)Includes facility level general and administrative allocation charges of 4% of cash revenue for all facilities.  These allocated charges aggregated to $18.6 million and $18.5 million for the years ended December 31, 2019 and 2018, respectively.

16 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

Monthly Recurring Revenue (MRR) and Recognized MRR

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR is also calculated to include the Company’s pro rata share of monthly contractual revenue under signed leases as of a particular date associated with unconsolidated entities, which includes revenue from the unconsolidated entity’s rental and managed services activities, but excludes the unconsolidated entity’s customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR reflects the annualized cash rental payments. It does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its rental and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases and customer leases attributable to the Company’s business. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

For periods in 2018, Core Recognized MRR and Core MRR are used as supplemental performance measures because they reflect results of the portion of the business the Company retained following completion of the strategic growth plan.

A reconciliation of total revenues to recognized MRR in the period and MRR at period-end on a consolidated, Core and non-Core basis is presented below (unaudited and in thousands):

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
	Total	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues (GAAP basis)	$123,707	$125,255	$112,334	$3	$112,337
Less: Total period variable lease revenue from recoveries	(14,018)	(17,563)	(11,629)	—	(11,629)
Total period deferred setup fees	(4,062)	(4,041)	(3,104)	—	(3,104)
Total period straight line rent and other	(5,156)	(4,768)	(4,465)	(34)	(4,499)
Recognized MRR in the period	100,471	98,883	93,136	(31)	93,105

MRR at period end
Total period revenues (GAAP basis)	$123,707	$125,255	$112,334	$3	$112,337
Less: Total revenues excluding last month	(81,699)	(81,114)	(73,852)	(2)	(73,854)
Total revenues for last month of period	42,008	44,141	38,482	1	38,483
Less: Last month variable lease revenue from recoveries	(4,578)	(6,369)	(3,822)	—	(3,822)
Last month deferred setup fees	(1,333)	(1,684)	(1,015)	—	(1,015)
Last month straight line rent and other	(2,413)	(3,452)	(2,504)	(1)	(2,505)
Add: Pro rata share of MRR at period end of unconsolidated entity	350	343	—	—	—
MRR at period end	$34,034	$32,979	$31,141	$—	$31,141

17 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com

	Year Ended
	December 31, 2019	December 31, 2018
	Total	Core	Non-Core	Total
Recognized MRR in the period
Total period revenues (GAAP basis)	$480,818	$422,786	$27,738	$450,524
Less: Total period variable lease revenue from recoveries	(55,046)	(45,386)	—	(45,386)
Total period deferred setup fees	(15,156)	(12,239)	(236)	(12,475)
Total period straight line rent and other	(20,349)	(12,087)	(5,061)	(17,148)
Recognized MRR in the period	390,267	353,074	22,441	375,515

MRR at period end
Total period revenues (GAAP basis)	$480,818	$422,786	$27,738	$450,524
Less: Total revenues excluding last month	(438,810)	(384,304)	(27,737)	(412,041)
Total revenues for last month of period	42,008	38,482	1	38,483
Less: Last month variable lease revenue from recoveries	(4,578)	(3,822)	—	(3,822)
Last month deferred setup fees	(1,333)	(1,015)	—	(1,015)
Last month straight line rent and other	(2,413)	(2,504)	(1)	(2,505)
Add: Pro rata share of MRR at period end of unconsolidated entity	350	—	—	—
MRR at period end	$34,034	$31,141	$—	$31,141

18 QTS Q4 Earnings 2019	Contact: IR@qtsdatacenters.com